Exhibit 10.6

LEAR CORPORATION
2019 LONG-TERM STOCK INCENTIVE PLAN

2019 RESTRICTED STOCK UNIT TERMS AND CONDITIONS (DIRECTORS)

1.Definitions. Any term capitalized in these terms and conditions (these “Terms”) but not defined herein will have the meaning set forth in the Plan.

2.	Grant and Vesting of Restricted Stock Units.
(a)    As of the date (the “Grant Date”) specified in the letter that accompanies these Terms (the “Cover Letter”), the Participant will be credited with the number of Restricted Stock Units set forth in the Cover Letter. Each Restricted Stock Unit is a notional amount that represents one unvested Share. Each Restricted Stock Unit constitutes the right, subject to the terms and conditions of the Plan and these Terms, to distribution of a Share if and when the Restricted Stock Unit vests.
(b)    The Restricted Stock Units will vest on the earlier to occur of (i) the first (1st) anniversary of the Grant Date and (ii) the date of the next annual meeting of the Company’s stockholders following the Grant Date that is at least fifty (50) weeks following the immediately preceding year’s annual meeting. Notwithstanding the foregoing, in the event that the Participant's continuous service as a Director or Employee of the Company (“Service”) terminates before the date that the Restricted Stock Units vest, his or her right to receive the Shares underlying unvested Restricted Stock Units will be only as provided in Section 4. For the avoidance of doubt, if the Participant incurs a change in status from a Director to an Employee of the Company or an Affiliate before the Restricted Stock Units have vested, such change in status alone shall not constitute a termination of Service for purposes of this Award.
3.Rights as a Stockholder.
(a)    Unless and until a Restricted Stock Unit has vested and the Share underlying it has been distributed to the Participant, the Participant will not be entitled to vote in respect of that Restricted Stock Unit or that Share.
(b)    If the Company declares a cash dividend on its Shares, then, on the payment date of the dividend, the Participant will be credited with dividend equivalents equal to the amount of cash dividend per Share multiplied by the number of Restricted Stock Units credited to the Participant through the record date. The dollar amount credited to the Participant under the preceding sentence will be credited to an account ("Account") established for the Participant for bookkeeping purposes only on the books of the Company. The amounts credited to the Account will be credited as of the last day of each month with interest, compounded monthly, until the amount credited to the Account is paid to the Participant. The rate of interest credited under the previous sentence will be the prime rate of interest as reported by the Midwest edition of the Wall Street Journal for the second business day of each quarter on an annual basis. The balance in the Account will be subject to the same terms regarding vesting and forfeiture as the Participant's Restricted Stock Units awarded under the Cover Letter and these Terms, and will be paid in cash in a single sum at the time that the Shares associated with the Participant's Restricted Stock Units are delivered (or forfeited at the time that the Participant's Restricted Stock Units are forfeited).

4.Termination of Service. The Participant's right to receive the Shares underlying his or her Restricted Stock Units after termination of his or her Service will be only as follows:
(a)    Death or Disability.     If the Participant's Service shall be terminated for Disability or upon the Participant's death, the Participant (or the Participant’s estate) will be immediately entitled to receive the Shares underlying all of the Restricted Stock Units that have not yet vested under Section 2 above. Notwithstanding anything in the Plan to the contrary, for purposes of these Terms and with respect to the Participant, “Disability” shall have the meaning given to such term in the Lear Corporation Outside Directors Compensation Plan.
(b)    Any Other Termination of Service. In the event that the Participant’s Service terminates for any reason other than due to his or her death or Disability prior to vesting of the Restricted Stock Units, the Participant will immediately forfeit the right to receive the Shares underlying the Restricted Stock Units.
5.Timing and Form of Payment. Except as provided in Section 4, once a Restricted Stock Unit vests, the Participant will be entitled to receive a Share in its place. Delivery of the Share will be made as soon as administratively feasible after its associated Restricted Stock Unit vests. Shares will be credited to an account established for the benefit of the Participant with the Company's administrative agent. The Participant will have full legal and beneficial ownership with respect to the Shares at that time.
6.Assignment and Transfers. The Participant may not assign, encumber or transfer any of his or her rights and interests under the Award described in these Terms, except, in the event of his or her death, by will or the laws of descent and distribution. The Company may assign any of its rights and interests hereunder.
7.Securities Law Requirements.
(a)    The Restricted Stock Units are subject to the further requirement that, if at any time the Committee determines in its discretion that the listing or qualification of the Shares subject to the Restricted Stock Units under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the issuance of Shares under it, then Shares will not be issued under the Restricted Stock Units, unless the necessary listing, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.
(b)    No person who acquires Shares pursuant to the Award reflected in these Terms may, during any period of time that person is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933 (the "1933 Act")) sell the Shares, unless the offer and sale is made pursuant to (i) an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) an appropriate exemption from the registration requirements of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act. With respect to individuals subject to Section 16 of the Exchange Act, transactions under this Award are intended to comply with all applicable conditions of Rule 16b-3, or its successors under the Exchange Act. To the extent any provision of the Award or action by the Committee fails to so comply, the Committee may determine, to the extent permitted by law, that the provision or action will be null and void.
8.No Limitation on Rights of the Company. Subject to Sections 4.3 and 15.2 of the Plan, the grant of the Award described in these Terms will not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

9.Plan, Restricted Stock Units and Award Not a Contract of Employment or Service. Neither the Plan, the Restricted Stock Units nor any other right or interest that is part of the Award reflected in these Terms is a contract of employment or Service, and no terms of Service of the Participant will be affected in any way by the Plan, the Restricted Stock Units, the Award, these Terms or related instruments, except as specifically provided therein. Neither the establishment of the Plan nor the Award will be construed as conferring any legal rights upon the Participant for a continuation of Service, nor will it interfere with the right of the Company or any Affiliate to discharge the Participant and to treat him or her without regard to the effect that treatment might have upon him or her as a Participant.
10.Participant to Have No Rights as a Stockholder. Except as provided in Section 3 above, the Participant will have no rights as a stockholder with respect to any Shares subject to the Restricted Stock Units prior to the date on which he or she is recorded as the holder of those Shares on the records of the Company.
11.Notice. Any notice or other communication required or permitted hereunder must be in writing and must be delivered personally, or sent by certified, registered or express mail, postage prepaid. Any such notice will be deemed given when so delivered personally or, if mailed, three days after the date of deposit in the United States mail, in the case of the Company to 21557 Telegraph Road, Southfield, Michigan, 48033, Attention: General Counsel and, in the case of the Participant, to the last known address of the Participant in the Company's records.
12.Governing Law. These Terms and the Award will be construed and enforced in accordance with, and governed by, the laws of the State of Michigan, determined without regard to its conflict of law rules.
13.Code Section 409A. Notwithstanding any other provision in these Terms to the contrary, if the Participant is a "specified employee" (as such term is defined for purposes of Code Section 409A) at the time of his or her termination of Service, no amount that is subject to Code Section 409A and that becomes payable by reason of such termination of Service shall be paid to the Participant before the earlier of (i) the expiration of the six-month period measured from the date of the Participant's termination of Service, and (ii) the date of the Participant's death.
14.Plan Document Controls. The rights granted under these Terms are in all respects subject to the provisions of the Plan to the same extent and with the same effect as if they were set forth fully therein. If these Terms or the Award conflict with the terms of the Plan document, the Plan document will control.

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